SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D)

                 OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported):  SEPTEMBER 28, 1998


                TOTAL-TEL USA COMMUNICATIONS, INC.
      (Exact name of registrant as specified in its charter)


                                DELAWARE
             (State or other jurisdiction of incorporation)


                   0-2180                   22-1656895
                  (Commission         (I.R.S. Employer
               File Number)             Identification Number)


                    OVERLOOK AT GREAT NOTCH
                           150 CLOVE ROAD
                                 BOX 449
                     LITTLE FALLS, NEW JERSEY 07054
           (Address of principal executive offices) (Zip Code)


   Registrant's telephone number, including area code: (973) 812-1100


                               NONE
   (Former name or former address, if changed since last report)

          ITEM 5.  OTHER EVENTS.

     ANDERSON CONTEMPT OF COURT; VALIDATION OF ESOP BY COURT

     On September 28, 1998, the Superior Court of New Jersey found Walter Anderson and Gold & Appel Transfer, S.A. ("G&A"), an entity controlled by Mr. Anderson, in contempt of Court for violating certain of the Court's orders. Those orders prohibit Mr. Anderson and G&A from purchasing or acquiring, directly or indirectly, any additional shares of Total-Tel USA Communications, Inc. (the "Company") stock pending resolution of litigation brought by G&A against the Company to invalidate its
Shareholder Rights Agreement and certain amendments to its bylaws. The Court found, on the basis of compelling evidence, that Mr. Anderson had continued his purchases of the Company's stock through his close business associate, Thomas J. Cirrito. In particular, while the Court's orders were in effect, Mr. Anderson discussed his litigation strategy with Mr. Cirrito, Mr. Cirrito tentatively agreed to serve on a slate of directors which Mr. Anderson may submit to the Company's shareholders, and Mr. Anderson alerted Mr. Cirrito to the availability of a large block of the Company's shares so that Mr. Cirrito could purchase those shares. The Court enjoined Mr. Anderson from voting approximately 477,694 shares of the Company's stock, a number equivalent to those purchased by Mr. Cirrito in violation of the Court's orders. In addition, the Court ordered Mr. Anderson and G&A to pay legal fees and expenses incurred by the Company in investigating and bringing the matter before the Court.

     Further, on October 9, 1998, the Court upheld the validity of the Company's recently-adopted Employee Stock Ownership Plan ("ESOP"). The Court determined that adoption of the ESOP was an appropriate business judgment, designed to attract and retain employees. At the Court's direction, the shares contributed to the ESOP by the Company will not be voted at the Company's upcoming Annual Meeting.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements of businesses acquired
          Not applicable

     (b)  Pro forma financial information
          Not applicable

     (c)  Exhibits
          None.

                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TOTAL-TEL USA COMMUNICATIONS, INC.


Dated: October 9, 1998        By: __/S/ WARREN H. FELDMAN______________
                                      Warren H. Feldman
                                      Chief Executive Officer